Exhibit (d)(5)

CONFIDENTIALITY AGREEMENT

Harris Williams & Co. (“HW&Co.”)

2 International Place, 24th Floor

Boston, MA 02110

Ladies and Gentlemen:

You have agreed to discuss with us a transaction (a “Transaction”) involving Hawk Corporation (“Hawk” or the “Company”), a manufacturer of friction components headquartered in Cleveland, Ohio. As a condition to such discussions, you have required that we agree to keep strictly confidential all information conveyed to us in whatever form, whether written or oral, regarding the Company and to refrain from using the same except as provided in this letter agreement (“Agreement”).

This Agreement confirms our agreement with you and Hawk to retain in strict confidence all information (written or oral) conveyed to us by you or the Company relating to the Company, its business, or its affiliates, and all notes, analyses, compilations, forecasts, studies or other documents prepared by us or any of our Representatives (as defined below) that contain or reflect such information unless such information (i) is already in our possession, (ii) was or becomes available to the public from a source other than us, (iii) is required to be disclosed by law, or (iv) becomes available to us on a nonconfidential basis from a source other than you, provided that such other source is not in violation of any other obligation of confidentiality or nonuse pursuant to any contractual, legal, fiduciary or other obligation (the “Confidential Information”). We will use the Confidential Information only in connection with our consideration of whether to pursue a Transaction and will not otherwise use it in our business or disclose it to others, except that we shall have the right to communicate the Confidential Information to such of our directors, officers, employees (if any), and agents (including our attorneys, accountants, consultants, lenders, and similar advisers) (collectively, “Representatives”) who are assisting us with our consideration of whether to pursue a transaction or who are required by their duties to have knowledge thereof, provided that each such person is informed that such Confidential Information is strictly confidential and subject to this Agreement and agrees not to disclose or use such Confidential Information except as provided herein. We hereby agree that we will be liable for any breach of this Agreement by any of our Representatives. We and our Representatives will not disclose to any third party the fact that the Confidential Information has been made available to us or that discussions or negotiations are taking place concerning a Transaction with us or any of the terms, conditions or other facts with respect thereto (including the status thereof).

All of our (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to you. We will not contact any stockholder, director, officer, employee or agent of the Company, or any customer, supplier or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or a Transaction, except with the prior written permission of the Company; provided that we may contact persons with whom a preexisting relationship exists or with whom a relationship entirely independent of the subject matter hereof exists and provided further that all such contacts are engaged in without reference to the Confidential Information or the Transaction.

We acknowledge that neither HW&Co., the Company, nor any of their respective Representatives has made or is making, and we are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither

HW&Co., the Company nor any of their Representatives shall have any liability to us or any of our Representatives relating to or resulting from the use of the Confidential Information. The only representations and warranties on which we may rely will be those, if any, expressly set forth in a definitive agreement between the Company or its stockholders and us with respect to a Transaction, and then only to the extent provided in such agreement.

The Company may, in its sole discretion, reject any and all proposals made by us or on our behalf with regard to a Transaction and terminate discussions and negotiations with us at any time and for any or no reason. We acknowledge that (i) you and the Company shall conduct the process for a Transaction and you and the Company shall determine the form, manner and timing of all negotiations concerning a Transaction or any transaction with a third party (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to us or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to us or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason (iv) neither we nor any of our Representatives shall have any claims whatsoever against the Company or HW&Co. or any of their respective affiliates or Representatives arising out of or relating to such actions and (v) neither us nor any of our Representatives shall challenge any transaction between Hawk and third party on the ground that any such action or inaction was wrongful, discriminatory, unfair or otherwise violated any duty owed us or any of our Representatives arising out of or relating to such actions. Unless and until a definitive agreement between the Company or its stockholder(s) and us with respect to a Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to us of any kind whatsoever with respect to such a Transaction.

In the event that we or any of our Representatives is requested or required, in connection with any proceeding by or before a governmental authority, to disclose any Confidential Information, we will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and we will cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, we (or our Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the reasonable opinion of our counsel, we (or such Representatives) are legally required to disclose, provided that we give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use our best efforts to obtain assurances that confidential treatment will be accorded to such information.

We agree until a definitive agreement is executed between us and the Company that the Company has no legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement or otherwise. If we determine not to proceed with a Transaction, we will promptly notify you or the Company of such decision. In that event, or if at any time, you or the Company so requests, we agree to return to you or destroy (and certify in writing that we have done so) immediately upon request all Confidential Information together with all copies thereof in our possession or to which we have access, provided that (i) we may keep one copy of all Confidential Information solely for legal compliance purposes and (ii) we do not need to return or destroy Confidential Information that has become embedded in our electronic files as a result of our normal data backup procedures. Notwithstanding any termination of discussions concerning a Transaction and the return or destruction of the Confidential Information, we and our Representatives will continue to be bound by our obligations of nondisclosure and restrictions on use of the Confidential Information and all of the other obligations hereunder in accordance with the terms hereof. The undersigned is duly authorized to bind us to this Agreement.

For a period of two years from the date of this Agreement, neither we nor our affiliates (as defined in Rule 12b-2 of the Securities Exchange Act, as amended) will employ, solicit or divert any officer or senior level employee of the Company or any other employee of the Company who became known to us pursuant to our receipt of the Confidential Information or our evaluation of the Transaction, provided that we may (i) hire any such employee who is not employed by the Company prior to commencement of employment discussions with us provided that such person has not been an employee of the Company for at least twelve months prior to any solicitation of employment by us; (ii) employ any such employee who contacts us on his or her own initiative without any otherwise prohibited solicitation; or (iii) engage in general solicitations of employment not specifically directed at employees of the Company or its direct and indirect subsidiaries.

We agree that, for a period of two years from the date of this Agreement, neither we nor any of our affiliates (as defined in Rule 12b-2 of the Securities Exchange Act, as amended) will (and neither we nor they will assist or encourage others to), without the prior written consent of the Company or its Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, any of the assets or businesses of the Company or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the Company or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph. We will promptly notify the Company of any inquiry or proposal made to us with respect to any of the foregoing; provided however that if we refuse to engage in any discussions regarding the foregoing with any party making such inquiry and otherwise satisfy all of the provisions of this paragraph, we shall be relieved of the requirement to notify the Company.

We agree that neither Hawk nor you will be obligated to pay any fees on our behalf to any broker, finders, or other parties claiming to represent us. Without limiting the generality of the nondisclosure obligations contained herein, it is further understood that we are strictly prohibited by this Agreement from acting as a broker or an agent or otherwise using any of the Confidential Information provided us for the benefit of any third party. In considering a Transaction and reviewing the information, we are acting solely on our own behalf and not as part of a group with any third parties. We will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions that may lead to the same with any person regarding a possible transaction involving the Company.

The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the other party or its Representatives and, in addition to all other remedies available under applicable law, the parties shall be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach. The parties will not oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party or any of its Representatives has breached this Agreement, the breaching party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the nonexclusive jurisdiction of courts of the State of New York and of the United States located in the County of New York.

Except as otherwise expressly provided herein, the obligations under this Agreement will terminate two years from the date hereof.

Name:	Scott Selbach

Signature:	/s/ Scott Selbach

Title:	Vice President – Corporate Development

Company:	Carlisle Companies Inc.

Date:	7/30/2010